                                                                   EXHIBIT 10(w)


                               SECOND AMENDMENT TO

                     HASBRO, INC. 1992 STOCK INCENTIVE PLAN


       The Hasbro, Inc. 1992 Stock Incentive Plan (the "1992 Plan"), as amended, is hereby further amended in the manner set forth below by this second amendment (the "Second Amendment"). The effective date for this Second Amendment is December 23, 2005.


       1. Section 16(b)(1) of the 1992 Plan is hereby deleted and replaced in its entirety with the following:

              "(1) Upon the occurrence of an event constituting a Change in Control, all awards outstanding on such date shall become 100% vested and the then value of such awards, less all applicable withholding taxes, shall be paid to the participant in cash (or, in the case of Stock Options, SARs, Stock Awards and any other awards providing for equity in the Company, either in cash or in shares of Common Stock, or in any combination thereof, as may be determined by the Committee in its sole and absolute discretion) as soon as may be practicable. Upon such payment, such awards shall be cancelled."

       2. A new Section 16(b)(4) is hereby added to the 1992 Plan as follows:

              "(4) In the event that the Committee determines pursuant to
       Section 16(b)(1) above to pay participants the value of an equity award in shares of Common Stock, the number of shares of Common Stock to be paid to each participant will be determined by taking the cash value which would have been paid if the Committee had elected to pay in cash, computed in accordance with Section 16(b)(2) above, and dividing such value by the Payout Fair Market Value of the Common Stock. No fractional shares of Common Stock will be issued. The value of any fractional share amount will be paid to the participant in cash. For purposes of this Plan the term "Payout Fair Market Value" shall mean the average of the Fair Market Values of the Stock for the ten trading days immediately preceding the date on which the Change in Control shall have occurred."